United States

Securities and Exchange Commission

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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BTU International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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BTU INTERNATIONAL, INC.

23 Esquire Road

North Billerica, Massachusetts 01862-2596, USA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 15, 2009

Notice is hereby given that the Annual Meeting of Stockholders of BTU International, Inc. (the “Company”) will be held at the offices of the Company, 23 Esquire Road, North Billerica, Massachusetts, at 10:00 A.M. on Friday, May 15, 2009, for the following purposes:

1.	To elect five directors to serve for the ensuing year.

2.	To consider and act upon a proposal to amend our 2003 Equity Incentive Plan to implement a stock option exchange program.

3.	To transact any other business that may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 25, 2009, are entitled to notice of and to vote at the meeting.

If you are unable to be present personally, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

By Order of the Board of Directors,

JOHN E. BEARD

Secretary

North Billerica, Massachusetts

April 21, 2009

ANNUAL MEETING OF STOCKHOLDERS

May 15, 2009

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of BTU International, Inc. (“BTU” or the “Company”) to be voted at the Annual Meeting of Stockholders (the “Meeting”) to be held on May 15, 2009 or at any adjournment thereof. This proxy is available for viewing on the Company’s website, www.btu.com.

The holders of record of shares of Common Stock, par value $.01 per share, of the Company (the “Common Stock”) at the close of business on March 25, 2009 are entitled to notice of and to vote at the Meeting. There were 9,392,156 shares of Common Stock outstanding on that date, each of which is entitled to one vote on each matter to come before the Meeting.

Shares of Common Stock represented by proxies in the form enclosed, if properly executed and returned and not revoked, will be voted as specified. If you sign the proxy card or voting instruction form but make no specifications, your shares will be for the election as directors of the nominees named below and for the approval of the amendment to vote the 2003 Equity Incentive Plan (the “2003 Plan”) to implement a stock option exchange program. To be voted, proxies must be filed with the Secretary prior to voting. A proxy may be revoked at any time before it is voted by filing a written notice of such revocation with the Secretary at the address of the Company set forth below. If you hold your shares in street name, you should follow the instructions on the voting instruction form provided by your broker or other nominee.

The holders of a majority of the issued and outstanding shares of Common Stock, which are entitled to vote at the meeting, will constitute a quorum for the transaction of business at the Meeting. Directors are elected by a plurality of the votes cast at the meeting for the election of directors. The proposal to amend the 2003 Plan to implement a stock option exchange program requires the affirmative vote of a majority of the votes cast on the proposal. The person designated as the election inspector will count shares represented by proxies that withhold authority to vote, or that reflect abstentions or are broker non-votes, only as shares that are present and entitled to vote for purposes of determining the presence of a quorum. But because abstentions, proxies that withhold authority and broker non-votes are not “votes cast,” they will not have any effect on the outcome of voting on either of the two proposals.

The Annual Report on Form 10-K for BTU’s year ended December 31, 2008 has been mailed with this proxy statement and is available on our website at www.btu.com . Stockholders may obtain a free copy of our Annual Report on Form 10-K by sending a request in writing to Tom Kealy at the Company’s address set forth in the Notice of the Annual Meeting or by calling (978) 667- 4111. This proxy statement and the enclosed proxy form are first being sent to stockholders on or about April 21, 2009. The principal executive offices of BTU are located at 23 Esquire Road, North Billerica, Massachusetts 01862-2596.

PROPOSAL 1: ELECTION OF DIRECTORS

The Company has nominated the individuals listed below, all of whom currently serve as directors, for election as directors.

Directors are elected by a plurality of the votes cast at the meeting for the election of directors. The persons named in the enclosed proxy intend to vote each share as to which a proxy has been properly executed and returned and not revoked, to elect as directors the five nominees named below, all of whom are currently directors of BTU, unless authority to vote for the election of any or all of such nominees is withheld by marking the proxy to that effect.

The persons elected as directors will serve until the next annual meeting of stockholders and until their successors are elected and shall qualify. It is expected that each of the nominees will be able to serve, but if any nominee is unable to serve, the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees or to fix the number of directors at a lesser number.

Information Regarding the Nominees

Name	Business Experiences and Current Directorships	Age	Director Since
Paul J. van der Wansem	President, Chief Executive Officer (1979-2002) of the Company; returned to position in October 2004. Chairman of the Board of Directors of the Company (1979-present).	69	1979

Joseph F. Wrinn	Director; Vice President, Business Development of Teradyne, Inc. (2004-present); Vice President, Platform Engineering of Teradyne, Inc. (2000-2004).	55	1999

John E. Beard	Director; Of Counsel, Ropes & Gray LLP, a law firm; Partner 1967-2000.	76	2002

G. Mead Wyman	Director; Director, Grupo Guayacan, Inc., a Puerto Rico based non-profit private equity management company; Director, Strategic Lumber Resources Inc., a private company. Retired Senior Vice President, Treasurer and Chief Financial Officer, Mercury Computer Systems Inc.	68	2004

J. Samuel Parkhill	Director; President and Chief Executive Officer, The Hall Corporation, a privately held company (1995-present).	72	2004

During 2008, the Board held eight meetings. Each of the directors attended at least 85% of all Board and relevant committee meetings during the year.

All members of the Company’s Board, except for Paul van der Wansem, are independent as defined in Rule 4200(a)(15) of the NASDAQ listing standards. Our Board members are encouraged to attend the Company’s annual meeting. In some cases, this has been impractical due to other obligations. Last year, all members of the Board attended the annual meeting.

The current members of the Board’s committees are identified below:

Name	Audit Committee	Compensation Committee	Governance Committee
Paul J. van der Wansem
Joseph F. Wrinn	X	X
John E. Beard			Chair
G. Mead Wyman	Chair	X
J. Samuel Parkhill	X	Chair	X

The Company did not have a Nominating Committee in 2008. The size of the Board was small enough that a separate Nominating Committee was not considered necessary. Any nominees for the Board of the Company will be evaluated and recommended by a majority of the independent directors. Although there are no dispositive qualifications for service as a director of the Company, the Company seeks candidates who will have the integrity, business experience, commitment and independence to act in the best interest of the Company and its stockholders. Each director is urged to suggest appropriate candidates to the Chairman of the Board for consideration. The Board will also consider recommendations by stockholders and will evaluate any such recommended candidates against the same criteria as internally generated candidates. A stockholder may recommend a nominee by writing to Director Nominations, Board of Directors, BTU International, Inc., 23 Esquire Road, N. Billerica, MA 01862.

The Audit Committee selects and oversees the independent registered public accountants to be engaged by the Company; reviews with the independent registered public accountants and management the Company’s internal accounting procedures and controls; reviews with the independent registered public accountants the scope and results of their audit of the consolidated financial statements of the Company; reviews the adequacy of its charter; and performs other activities as the Board or the Audit Committee deems appropriate. All Audit Committee members, in addition to being independent under the NASDAQ listing standards, also meet the more stringent requirements for independence under the Sarbanes Oxley Act of 2002. The Board determined that Mr. Wyman is an “audit committee financial expert.” The current Audit Committee charter is available on the Company’s website at www.btu.com . The Audit Committee held ten meetings during 2008.

The Compensation Committee administers the Company’s stock option and compensation plans; reviews and evaluates the total compensation for the Company’s executive officers; assists the Board in developing and evaluating potential candidates for executive positions; oversees the development of executive succession plans; evaluates the Chief Executive Officer; reviews the adequacy of its charter; and reviews other matters as the Board or the Compensation Committee deems appropriate. The current Compensation Committee charter is available on the Company’s website at www.btu.com . The Committee held three meetings during 2008.

The Governance Committee manages the selection of director nominees; reviews corporate governance principles, and oversees the evaluation of the Board and its dealings with management and appropriate committees of the Board. The Committee held three meetings during 2008.

Communications from Stockholders

Any stockholder wishing to communicate with the Board may do so by writing to the Board of Directors, c/o BTU International, Inc., 23 Esquire Road, N. Billerica, Massachusetts 01862. These communications will be forwarded to the Chairman of the Audit Committee, who will determine what action to take with respect to the communication, including where appropriate, providing copies of the communication to the other directors.

Compensation Discussion and Analysis

Executive Compensation Objectives

The Company’s executive compensation program is designed to attract, retain, and motivate executive officers capable of leading the Company and driving the achievement of its business objectives. The Compensation Committee utilizes compensation components that help the Company to execute against its short and long-term business objectives. These business objectives include positioning the Company to execute on growth opportunities, enhancing its presence in China and creating long-term shareholder value.

An Overview of Our Executive Compensation Components

The principal elements of the Company’s compensation are base salary, cash incentive compensation, and equity incentive compensation. The Company’s financial and operating performance, including the Company’s net income per share, is a key factor in determining how much of each of these elements to award to an executive officer. In addition to the financial performance of the Company, the Compensation Committee also considers the achievement of other business objectives, including market share growth, when determining the overall level of executive compensation. While competitive market compensation paid by other companies is one of the many factors that the Compensation Committee considers in assessing total compensation, it does not rely solely on market data to determine executive officer compensation. The Compensation Committee strives to achieve an appropriate mix between cash payments and equity incentive awards to meet its objectives.

Base Salary. Base salaries for executive officers are set at levels that the Compensation Committee believes are sufficient to attract and retain qualified executive officers based on the market practices of other companies in our revenue range. The amount of the base salary of an executive officer is generally based on an analysis of public data from proxy statements, the executive officer’s level of responsibility and the executive officer’s expected contribution to the results of the business.

Cash Incentive Compensation. The Compensation Committee believes that a portion of the total cash compensation should be based on the Company’s success in meeting short-term performance objectives. However, the Compensation Committee seeks to ensure that the short-term cash incentive goals are not myopic, and instead reinforce the Company’s long-term business objectives. In furtherance of this philosophy, the Compensation Committee awards bonuses based on the achievement of specified levels of the Company’s consolidated operating income and certain other business goals, which are aimed at the Company’s longer-term performance. The Compensation Committee believes that providing a portion of each executive officer’s annual compensation through an incentive bonus, which is contingent in nature, creates an incentive for the executive officer to execute on both the short- and long-term goals of the Company. These cash incentive bonuses are awarded under the Company’s annual Executive Incentive Compensation Plan.

The Compensation Committee uses public data from proxy statements, as well as other industry surveys, as one factor in setting the cash compensation portion of the executive officers’ compensation. Specifically, the Committee looks at the range of cash compensation paid to executive officers at companies with revenues between $50 and $150 million. The Committee does not benchmark, but instead considers the average amount of compensation paid by companies in that revenue range as one factor in determining the base salary and cash incentive compensation.

Equity Incentive Compensation. Equity compensation is a key component of the Company’s compensation program. Stock option awards are designed to retain executive officers and to motivate them to enhance stockholder value by aligning the financial interests of executive officers with those of stockholders generally. Stock options are awarded by the Compensation Committee to executive officers primarily based on their responsibilities and expected contributions to the Company’s growth, development and profitability.

Base Salary

Base salaries for the Named Executive Officers (as defined below) are established based on the scope of their responsibilities, taking into account the compensation paid by other companies in the Company’s revenue range for similar positions. The Compensation Committee believes that the Company’s base salaries should be externally competitive.

Based on the compensation objectives mentioned above and Mr. van der Wansem’s employment agreement, Mr. van der Wansem’s base salary for 2008 was $449,615, of which $75,000 relates to his services as Chairman of the Company’s Board, with the remainder based on an agreement entered into before he returned as the Company’s Chief Executive Officer. The base salaries for Messrs. Kealy, Griffin, and McCaffrey were $152,489, $162,248 and $170,962, respectively.

Cash Incentive Compensation

The equity incentive plan compensation in 2008 for the Named Executive Officers was in the form of stock options related to performance targets. The Company’s 2008 performance goals attained did not meet the threshold level and therefore all options granted were forfeited as defined in the incentive plan. However, when no benefit is received by the Named Executive Officers under the 2008 stock option incentive plan, the executives become eligible to earn a cash award.

For 2008 the cash award earned for the Named Executive Officers, listed in the summary compensation table as Non-Equity Incentive Plan Compensation, totaled $11,029. Mr. van der Wansem was awarded an incentive bonus of $4,904, and Messrs. Kealy, Griffin, and McCaffrey were awarded bonuses of $1,787, $1,915, and $2,423, respectively.

Equity Incentive Compensation

The Compensation Committee’s practice is to make annual equity awards as part of its overall philosophy of performance-based compensation. The Compensation Committee believes that stock option awards provide the executive officers with a strong incentive to work towards long-term corporate performance and the creation of stockholder value. The Compensation Committee, together with the Chief Executive Officer, review the number of shares available under the Company’s equity incentive option pool and determines an aggregate number of stock options to award in a given year. Once the aggregate annual number is determined, the Chief Executive Officer makes a recommendation to the Compensation Committee regarding the size of the stock option award to each executive officer other than himself. The Chief Executive Officer considers the executive officer’s contribution and role within the Company, as well as the amount of that officer’s equity compensation that is realizable from prior years. The Compensation Committee considers the same two factors in determining the amount of stock options to award to the Chief Executive Officer. The Compensation Committee also considers whether the amount of the option award to the Chief Executive Officer is externally competitive. The Compensation Committee then reviews the equity incentives levels to ensure they create a meaningful opportunity for reward and the creation of long-term shareholder value.

The stock options awarded to the Named Executive Officers in 2008 were granted under, and subject to, the 2003 Equity Incentive Plan, and typically vest 25% upon the first anniversary of the date of grant and 25% upon each subsequent anniversary. The exercise price is the closing price of the Company’s Common Stock on the NASDAQ Global Market on the date of grant.

In 2008, Mr. van der Wansem was awarded 99,000 stock options under the 2003 Equity Incentive Plan. Messrs. Kealy, Griffin, and McCaffrey were each awarded 24,000, 24,000, and 50,000 stock options, respectively.

Processes and Procedures

Compensation Committee Responsibility. The Compensation Committee is responsible for reviewing and evaluating the total compensation for our executive officers, including our Chief Executive Officer. The Compensation Committee also assists the Board in developing and evaluating potential candidates for executive positions, oversees the development of executive succession plans, evaluates the Chief Executive Officer, reviews the adequacy of its charter, and reviews other matters as the Board or the Committee deems appropriate.

The Committee usually meets at least twice a year, once in the first quarter of the year to approve the Executive Incentive Compensation Plan participants, targets and goals, and once later in the year to approve the overall compensation of the Company’s executive officers and to make annual equity grants, generally in the period surrounding the Company’s annual meeting. In 2008, the Compensation Committee met on the date of the Company’s annual meeting and made the annual equity grants at that time. While a majority of the Company’s equity incentive awards are annual grants, the Compensation Committee retains the discretion to make additional awards to employees at other times, including for new hires, promotions, retention purposes, or for other circumstances as recommended by the Chief Executive Officer.

Role of the Chief Executive Officer in the Compensation Process. Our Chief Executive Officer recommends compensation levels for all of the executive officers of the Company other than himself. The Compensation Committee considers the recommendations from the Chief Executive Officer, and in consultation with the Chief Executive Officer, generally approves these recommendations for the other executive officers.

Role of Compensation Consultants in the Compensation Process. The Compensation Committee does not currently employ a compensation consulting firm, although its charter provides the Committee with the authority to retain or terminate such a consulting firm at its discretion.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Compensation Committee

J. Samuel Parkhill, Chairman

Joseph F. Wrinn

G. Mead Wyman

Executive Compensation

The following table sets forth information with respect to compensation paid to or accrued on behalf of the persons who as of December 31, 2008 were the Chief Executive Officer, Chief Accounting Officer and the two other most highly compensated executive officers of the Company whose total compensation exceeded $100,000 (the “Named Executive Officers”), for services to the Company for the years ended December 31, 2008 and December 31, 2007 and December 31, 2006

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)
Paul J. van der Wansem	2008	449,615	—	464,310	4,904	6,608	925,437
Chairman and Chief Executive Officer	2007 2006	392,500 425,000	— —	195,810 81,969	43,400 65,498	280,100 31,338	911,810 603,805

Thomas P. Kealy	2008	152,489	11,436	112,560	1,787	5,702	283,974
Vice-President, Chief Accounting Officer and Corporate Controller	2007 2006	138,754 136,675	2,625 2,625	42,648 15,574	11,269 16,199	5,595 5,530	200,891 176,603

James M. Griffin	2008	162,248	9,803	112,560	1,915	29,518	316,044
Vice-President, Sales and Service and Corporate Officer	2007 2006	144,077 141,601	2,250 2,250	42,911 15,836	9,361 13,455	30,404 39,266	229,003 212,408

John J. McCaffrey (4)	2008	170,962	—	282,800	2,423	—	456,185
Vice-President, Operations and Engineering and Corporate Officer

(1)	In the case of Mr. van der Wansem, $75,000 is from cash compensation paid for his service as Chairman.
(2)	See Note 8 to the consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2008 for a discussion of the assumptions used under SFAS 123R to value equity based compensation.
(3)	The amounts in the All Other Compensation column include amounts paid for an automobile allowance and a company match on a qualified 401(k) plan.
(4)	Mr. McCaffrey was not a Named Executive Officer in 2007 and 2006.

Grants of Plan-Based Awards

The following table sets forth information with respect to incentive plans and options granted to the Named Executive Officers during 2008.

	Estimated Future Payouts Under Equity Incentive Plan Awards (1)			Grant Date	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise of Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
	Threshold	Target	Maximum
Paul J. van der Wansem	$—	$147,083	$294,166	5/16/2008	66,000	$10.05	$372,900
				10/31/2008	33,000	$5.01	$91,410

Thomas P. Kealy	$—	$38,191	$76,382	5/16/2008	16,000	$10.05	$90,400
				10/31/2008	8,000	$5.01	$22,160

James M. Griffin	$—	$31,370	$63,460	5/16/2008	16,000	$10.05	$90,400
				10/31/2008	8,000	$5.01	$22,160

John J. McCaffrey	$—	$59,882	$119,765	2/19/2008	30,000	$13.07	$213,000
				5/16/2008	5,000	$10.05	$28,250
				10/31/2008	15,000	$5.01	$41,550

(1)	All options awarded under this Incentive Plan expired on December 31, 2008 because the threshold level of performance was not obtained.
(2)	The options listed above become exercisable with respect to one-fourth of the shares on each of the first, second, third and fourth anniversary of the date of the grant.
(3)	The exercise price is equal to the closing price of the Company’s Common Stock on the date of the grant.
(4)	See Note 8 to the consolidated financial statements included in our Form 10-K filed for the fiscal year ended December 31, 2008, for a discussion of the assumptions used under SFAS 123R to value equity based compensation.

Outstanding Equity Awards at 2008 Year-End

The table below sets forth information about outstanding equity awards held by the Named Executive Officers as of December 31, 2008.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Paul J. van der Wansem	25,000	12,500	$3.00	12/18/2012
	30,000	30,000	$13.16	6/14/2013
	15,000	45,000	$11.93	5/18/2014
	—	66,000	$10.05	5/16/2015
	—	33,000	$5.01	10/31/2015

Thomas P. Kealy	3,750	—	$1.86	12/17/2009	875	$3,500
	5,625	—	$3.50	12/22/2010
	6,000	6,000	$13.16	6/14/2013
	4,000	12,000	$11.93	5/18/2014
	—	16,000	$10.05	5/16/2015
	—	8,000	$5.01	10/31/2015

James M. Griffin	7,500	—	$1.86	12/17/2009	750	$3,000
	8,000	—	$3.50	12/22/2010
	6,000	6,000	$13.16	6/14/2013
	4,000	12,000	$11.93	5/18/2014
	—	16,000	$10.05	5/16/2015
	—	8,000	$5.01	10/31/2015

John J. McCaffrey	—	30,000	$13.07	2/18/2015
	—	5,000	$10.05	5/16/2015
	—	15,000	$5.01	10/31/2015

(1)	The awards listed above vest in quarters, with 25% vesting on each of the first, second, third, and fourth anniversaries of the date of grant.

All of the stock and option awards listed above were granted under the 2003 Plan. The 2003 Plan allows for the award of stock and stock options to employees, directors and consultants. Under the terms of the Incentive Plan, other stock awards can also be granted at the discretion of the Compensation Committee.

Option Exercises and Stock Vested in 2008

The following table sets forth information about option exercises and stock vesting during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul J. van der Wansem	—	$—	—	$—
Thomas P. Kealy	—	$—	875	$11,436
James M. Griffin	—	$—	750	$9,803
John J. McCaffrey	—	$—	—	$—

Employment Contracts

In June 2005, Mr. van der Wansem executed an agreement with the Company. The Agreements provide as follows:

If Mr. van der Wansem’s employment is terminated in the event of death or disability or if he terminates his employment with the Company for other than good reason, as defined in the agreement, then the Company will pay to him: (i) base salary through the termination date, (ii) vacation earned but not used, (iii) any bonus for the preceding year to the extent earned but not yet paid, (iv) if he has worked at least 90 days during the fiscal year, a pro-rated portion of the current year’s bonus, and (v) business expenses incurred but not yet paid.

If Mr. van der Wansem is terminated by the Company for cause, as defined in the agreement, then the Company will pay to him: (i) base salary through the termination date, (ii) vacation earned but not used, (iii) any bonus for the preceding year to the extent earned but not yet paid and (iv) business expenses incurred but not yet paid.

If Mr. van der Wansem is terminated by the Company for reasons other than for cause, or if he terminates his employment with the Company for good reason then the Company will pay to him: (i) base salary through the termination date, (ii) vacation earned but not used, (iii) any bonus for the preceding year to the extent earned but not yet paid, (iv) if he has worked at least 90 days during the fiscal year, a pro-rated portion of the current year’s bonus, (v) business expenses incurred but not yet paid, and (vi) an amount equal to his base salary, at his then current rate of pay, for a period equal to twelve months. In addition, the Company will continue Mr. van der Wansem’s medical and dental payments for six months after termination and his automobile allowance for three months after termination.

If a change of control occurs and if Mr. van der Wansem’s employment is terminated for a reason other than for cause, the Company will pay to him: (i) base salary through the termination date, (ii) vacation earned but not used, (iii) any bonus for the preceding year to the extent earned but not yet paid, (iv) any bonus for the fiscal year of the termination, pro-rated based on the number of days during which Mr. van der Wansem was employed by the Company, (v) business expenses incurred but not yet paid and (vi) an amount equal to his annual base salary, at his then current rate of pay, paid in a single lump-sum payment. Additionally, the Company will accelerate the exercisability of any options and cancel any restrictions on any restricted stock he holds.

If Mr. van der Wansem’s employment is terminated and a change in control occurs in the following four months, the Company will pay to Mr. van der Wansem a lump sum payment reflecting his aggregate remaining severance payments that he would have been entitled to upon a termination following a change in control, as described above, and the difference between the exercise price and the closing price (on the date of the change of control) on all options held by Mr. van der Wansem at his termination that were cancelled or expired.

Mr. van der Wansem has agreed to confidentiality provisions and to a one-year non-competition covenant, following any termination of his employment.

On December 7, 2005, each of Thomas P. Kealy and James M. Griffin and on February 18, 2008, John J. McCaffrey (each, the “Executive”), executed an agreement (each, an “Agreement” and together the “Agreements”) with the Company. These agreements provide as follows:

•

In the event that the Company terminates the Executive’s employment other than for cause, the Company will continue to pay the Executive salary for up to 12 months, depending on length of service, will continue to contribute to the premium cost of the Executive’s medical and dental coverage during this period, and will pay a pro rata portion of the Executive’s bonus for the year of termination.

•

In the event that within one year of a change in control the Company terminates the Executive’s employment other than for cause or the Executive terminates his employment for good reason, as defined in the agreement, the Company will make a lump-sum payment to the Executive equal to

12 months of the Executive’s base salary and a pro rata bonus. In addition, for 12 months following the date of termination, the Company will continue to contribute to the premium cost of the Executive’s medical and dental coverage.

•

If a change of control occurs, and (i) the Executive remains employed by the Company on the date that is six months thereafter or (ii) the Company terminates the Executive’s employment other than for cause before six months thereafter, the Company will provide the Mr. Kealy and Mr. Griffin with either (A) a cash payment equal to the value of 10,000 shares of the Company’s Common Stock at the time of the change of control or (B) at the Company’s option, if the Company is the surviving corporation, 10,000 shares of the Company’s Common Stock. Mr. McCaffrey’s agreement regarding this section of the agreement is based on 7,000 shares calculated as stated above.

•	Each Executive also agrees to comply with certain confidentiality, standstill and non-solicit covenants following a termination of employment.

On August 27, 2008, the Company amended its 2005 agreement with Mr. Kealy by adding the following provisions:

•

The severance payments upon termination by the Company, other than for cause or change in control, will continue for up to 24 months if termination occurs anytime during the first twelve month of the CFO transition period. At the conclusion of the twelve month CFO transition period the eligibility for the 24 months severance payments decreases by one month for every passing month of continued employment to a minimum of 12 months. In all other respects, the provisions of the 2005 agreement between the Company and Mr. Kealy remain in effect.

Estimated Payments Upon Severance or Change-in-Control

Upon certain types of termination of employment not related to a change in control of the Company, severance benefits may be paid to the Named Executive Officers. Similarly, the Named Executive Officers may be entitled to change-in-control severance payments. The specific severance payments for each of the Named Executive Officers are discussed in the portion of this proxy titled “Employment Contracts.”

Under the agreements with the Named Executive Officers, each Named Executive Officer would be entitled to receive the estimated benefits indicated in the table below. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would be known only at the time that they become eligible for payment and would be payable only if events triggering the severance payment actually occurred.

The table reflects the amount that would be payable under the various arrangements assuming that either a termination of the executive by the Company other than for cause or a change in control triggering event occurred on December 31, 2008.

Potential Payments Upon Termination by the Company or Termination due to Change-in-Control

	Termination Other Than for Cause/Good Reason		6 Months After Change in Control	Change in Control
	Base Salary ($)	Medical & Dental ($)	Fair Market Value of 10,000 or 7,000 shares ($) (5)	Base Salary ($) (7)	Medical & Dental ($)	Bonus ($) (2)	Estimated Benefit of Acceleration of Options ($) (8)
Paul J. van der Wansem (6)	$425,000	$6,551	$—	$425,000	$6,551	$4,904	$11,750
Thomas P. Kealy (1)(3)(4)	$309,704	$13,102	$40,000	$154,852	$6,551	$1,787	$—
James M. Griffin (1)(3)(4)	$166,000	$870	$40,000	$166,000	$870	$1,915	$—
John J. McCaffrey (1)(3)(4)	$210,000	$13,138	$28,000	$210,000	$13,138	$2,423	$—

(1)	These payments will be triggered in the event the Company terminates the Executive’s employment for reasons other than for cause, or if the Executive terminates employment for good reason, as defined in the Executive’s employment agreement.
(2)	These bonuses are the actual incentive bonuses earned for 2008 as discussed under the heading Cash Incentive Compensation in “Compensation Discussion and Analysis.”
(3)	These payments will be triggered in the event that the Executive remains employed by the Company on the date that is six months after a change in control, or if the Company terminates the Executive’s employment within six months after a change in control.
(4)	For Messrs. Kealy, Griffin and McCaffrey these payments will be triggered in the event that, within one year of a change in control, the Company terminates the Executive’s employment for reasons other than for cause or the Executive terminates his employment for good reason.
(5)	For Messrs. Kealy and Griffin, value based on 10,000 shares, and for Mr. McCaffrey, value based on 7,000 shares. The value at December 31, 2008 is based on the stock closing prices of $4.00 per share.
(6)	Mr. van der Wansem’s employment agreement does not specify a period of time after a change in control within which termination must occur to trigger change in control payments. If Mr. van der Wansem’s employment is terminated, and a change in control takes place in the following four months, Mr. van der Wansem will receive a single payment equal to the sum of his remaining severance payments, including a single payment equal to his base salary of $425,000, as well as the difference between the exercise price and the closing price on the date of the change of control of all stock options that were cancelled or expired.
(7)	All payments reflected in this column will be paid in a lump-sum payment.
(8)	Amounts in this column represent the difference between the average of the high and low prices of the Company’s Common Stock on December 31, 2008 and the exercise price of the option award.

Directors’ Compensation

The table below shows the compensation for services provided in all capacities by the Company’s directors for the year ended December 31, 2008.

DIRECTOR COMPENSATION FOR 2008

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Total
J. Chuan Chu	$13,500	$23,389	$36,889
Joseph F. Wrinn	$15,250	$23,389	$38,639
John E. Beard	$14,250	$23,389	$37,639
G. Mead Wyman	$17,750	$23,389	$41,139
J. Samuel Parkhill	$15,500	$23,389	$38,889

(1)	Mr. van der Wansem’s compensation for services as a Director is reflected in the Summary Compensation Table.
(2)	See Note 8 to the consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2008 for a discussion of the assumptions used under SFAS 123R to value equity based compensation.
(3)	Dr. Jeffrey Chuan Chu resigned as a Director of the Company effective February 23, 2009.

On April 1, 2008, Dr. Chu, and Messrs. Wrinn, Beard, Wyman and Parkhill each received an option to purchase 752 shares of Common Stock with an exercise price equal to the closing price of the stock on that date ($9.97 per share) under the Company’s 1998 Stock Option plan for Non-Employee Directors “1998 Plan”. These options become exercisable one year from date of grant, and expire five years from the date of grant.

On May 16, 2008, Dr. Chu, and Messrs. Wrinn, Beard, Wyman and Parkhill each received an option to purchase 3,000 shares of Common Stock with an exercise price equal to the closing price of the stock on that date ($10.05 per share) under the Company’s 1998 Plan. These options become exercisable with respect to one-fourth of the shares on each of the first, second, third and fourth anniversary of the date of grant, and expire seven years from the date of grant.

On October 1, 2008, Dr. Chu, and Messrs. Wrinn, Beard, Wyman and Parkhill each received an option to purchase 750 shares of Common Stock with an exercise price equal to the closing price of the stock on that date ($10.00 per share) under the Company’s 1998 Plan. These options become exercisable one year from the date of grant, and expire five years from the date of grant.

The Company’s compensation for 2008 for non-employee directors was as follows:

•	New directors receive 4,000 stock options upon appointment to the Board. The exercise price of such options is equal to the closing price of the Common Stock on the date of the award.

•

The annual retainer is $15,000, which can be paid at the discretion of the individual director either in cash or one half in cash and the other half of the payment applied to a formula to grant stock options.

The formula for options granted pursuant to any such election by a director is equal to twice the number of shares determined by dividing the cash amount by the closing price of the Common Stock on the date of the award. The exercise price of such options is equal to the closing price of the Common Stock on the date of the award.

•	Directors serving as chairman of committees receive an extra payment in cash as follows:

•	Chair of the Audit Committee receives $2,500 per year

•	Chair of the Compensation Committee receives $1,000 per year

•	Chair of the Governance Committee receives $500 per year

•	Directors each receive an annual grant of 3,000 stock options. The exercise price of such options is equal to the closing price of the Common Stock on the date of the award.

•

Attendance at Board meetings and committee meetings (if separate from a Board meeting) is compensated at the rate of $1,000 and $500 per meeting, respectively; participation by substantive conference call will be compensated at the rate of $500 and $250 per call respectively.

Equity Compensation Plan Benefit Information

The following table gives information about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of December 31, 2008.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	1,069,535	9.17	615,364	(1)
Equity compensation plans not approved by shareholders	N/A	N/A	N/A
Total	1,069,535	9.17	615,364

(1)	Up to 100,000 shares of Common Stock may be issued other than upon the exercise of options, warrants and rights under the Company’s Incentive Plan.

PROPOSAL 2: APPROVAL OF AN AMENDMENT TO THE 2003 EQUITY INCENTIVE PLAN TO IMPLEMENT A STOCK OPTION EXCHANGE PROGRAM

Overview

We are seeking shareholder approval of an amendment to our 2003 Plan to allow the Compensation Committee to implement a stock option exchange program substantially on the terms set forth below (the “Exchange Program”). If implemented, the Exchange Program would allow the Company to exchange certain outstanding stock options for newly granted stock options with lower exercise prices but covering fewer shares.

The Board has determined that it would be in the best interest of the Company to implement the Exchange Program for all current employees of the Company and its subsidiaries, excluding its Chief Executive Officer but including all other executive officers (each, an “Eligible Employee” and collectively, “Eligible Employees”), who hold outstanding options under the 2003 Plan. On March 23 2009, the Board authorized, subject to shareholder approval, the Exchange Program that will permit Eligible Employees to exchange outstanding stock options (“Eligible Options”) with an exercise price per share equal to or greater than $10.05 (the “Threshold Price”) for a lesser number of options with an exercise price based on a current fair market value per share of our common stock (“Replacement Options”). The Compensation Committee set the Threshold Price to ensure that only those outstanding options that are substantially “underwater” (meaning the exercise prices of such options are significantly greater than our current price) are eligible for the Exchange Program.

As of March 23, 2009, the date the Board approved the Exchange Program, approximately 89% of the Company’s outstanding stock options under the 2003 Plan were underwater, and thus are no longer serving as an effective tool to retain and motivate key employees and to reward continued loyalty.

The Board believes that the Exchange Program will help reinstate the intended purpose of our equity incentive program, and ultimately build shareholder value. The Exchange Program will allow the Company to derive the maximum retention and motivation value from compensation costs that have already been incurred in issuing the Eligible Options. Without the Exchange Program, the return on the compensation costs of the Eligible Options would be insufficient to accomplish the intended purpose. In addition, the Exchange Program will also substantially reduce the total number of outstanding stock options. Although the Exchange Program has been designed to result in no additional compensation cost to the Company, any additional cost would depend on the exercise price of the Replacement Options, which will depend on the market price of the common stock when the exchange occurs. We do not expect any additional compensation costs, but if additional compensation costs result they should not be material in amount.

We plan to commence the Exchange Program approximately 28 days before the 2009 Annual Meeting by making an offer to all Eligible Employees to exchange their Eligible Options for Replacement Options. We would complete the exchange as soon as practicable after the Annual Meeting, provided that shareholder approval is obtained. If shareholders do not approve this proposal, we will immediately terminate the Exchange Program.

Description of the Exchange Program

If shareholders approve the proposal to amend the 2003 Plan to implement the Exchange Program, we will implement it substantially on the terms described below.

1.	Offer to Exchange Options—The Exchange Program will offer Eligible Employees a one-time opportunity to exchange all, but not less than all, of their Eligible Options for a lesser amount of new stock options with a lower exercise price as described below. All of the Replacement Options will be non-qualified stock options.

2.	Eligible Employees—The Company anticipates that the Exchange Program will be open to all U.S. and international employees (unless illegal or impractical), excluding its Chief Executive Officer but including all other executive officers, who hold Eligible Options and remain employed through the date on which the Exchange Program closes. Directors will not be permitted to participate in the Exchange Program.

3.	Eligible Options—To be eligible under the Exchange Program, a stock option grant will have to: (i) have been granted under the 2003 Plan; and (ii) have an exercise price at or above the Threshold Price.

4.	New Option Exercise Price—Each Replacement Option issued pursuant to the Exchange Program would have an exercise price equal to the closing sale price for a share of the Company’s common stock as of the last trading day immediately preceding the date that the Replacement Option is granted.

5.	Exchange Ratios—The offering will be made on a 0.4 shares of replacement options for one share of existing options. Accordingly, if an Eligible Employee surrenders an Eligible Option for the purchase of 10,000 shares, he or she will receive a Replacement Option for the purchase of 4,000 shares of common stock. Based on the Threshold Price and assuming that the market price of the common stock remains at the current price level on the date of grant and that all Eligible Employees exchange all of their Eligible Options, we believe that the fair value of the Replacement Options will approximate the fair value of the Eligible Options determined in accordance with the Black-Scholes option valuation method.

6.	Vesting Schedules of New Options—All Replacement Options granted under the Exchange Program will vest and become exercisable with respect to one-third of the underlying shares of common stock on each of the first, second and third anniversaries of the date of grant.

7.	Term of New Options—All Replacement Options granted under the Exchange Program will have a seven-year termination date. This means that the options will expire seven years from the date of grant.

8.	Other Terms and Conditions—The Replacement Options will be granted under and subject to the 2003 Plan. Other terms and conditions of the Replacement Options will be set forth in an option agreement to be entered into on the grant date of the Replacement Options.

9.	Timing of Exchange Program—We plan to commence the Exchange Program by commencing an exchange offer that, under applicable SEC rules, must remain open for twenty business days. We plan to have the expiration of the exchange offer occur on the day following the 2009 Annual Meeting, May 15, 2009. As a result, if shareholders approve the amendment to the 2003 Plan to permit the Exchange Program, we intend to complete the Exchange Program by accepting the tendered Eligible Options for exchange and granting the Replacement Options as soon as practicable after the 2009 Annual Meeting. The Board retains the authority, in its sole discretion, to determine not to implement the Exchange Program even if shareholder approval is obtained.

10.	Participation in Exchange Program—Participation in the Exchange Program will be voluntary. If an Eligible Employee chooses to participate, he or she must exchange all of his or her Eligible Options and cannot decide on a grant-by-grant basis.

11.	Cancellation of Exchanged Options—All Eligible Options tendered for exchange will be cancelled and all shares of common stock subject to such exchanged Eligible Options will return to the authorized share amount under the 2003 Plan.

12.	Accounting Treatment. Under SFAS 123R, the exchange of options under the Exchange Program is treated as a modification of the existing options for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the surrendered Eligible Options, as well as the incremental compensation cost if any of the Replacement Options granted in the Exchange Program, ratably over the vesting or service period of the Replacement Options. The incremental compensation cost will be measured as the excess, if any, of the fair value of each Replacement Option granted to Eligible Employees in exchange for surrendered Eligible Options, measured as of the date the Replacement Options are granted, over the fair value of the surrendered Eligible Options in exchange for the Replacement Options, measured immediately prior to the cancellation. In the event that any of the Replacement Options are forfeited prior to their vesting or service requirement due to termination of service, the incremental compensation cost if any, for the forfeited Replacement Options will not be recognized.

13.	U.S. Federal Income Tax Consequences. The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the Exchange Program. A more detailed summary of the applicable material U.S. federal income tax consequences will be provided in the offer to exchange. Under applicable law currently in effect, the exchange of Eligible Options for Replacement Options pursuant to the Exchange Program should be treated as a non-taxable exchange and neither we nor any of the Eligible Employees should recognize any income for U.S. federal income tax purposes upon the surrender of Eligible Options and the grant of Replacement Options. Upon the exercise of a Replacement Option, the excess of the fair market value of the shares subject to the option on the date of exercise over the exercise price of the option will be treated as taxable compensation to the exercising Eligible Employee, and the Company will generally have available to it a deduction equal to the amount of the taxable compensation. The law and regulations upon which the foregoing summary is based are subject to change, possibly with retroactive effect. All Eligible Employees are urged to consult their own tax advisors regarding the tax treatment of participating in the Exchange Program under all applicable laws prior to participating in the Exchange Program. The tax consequences for non-U.S. employees may differ from the U.S. federal income tax consequences described in this Paragraph 13.

While the Board and the Compensation Committee have approved the terms of the Exchange Program, they may in certain circumstances determine not to implement the Exchange Program even if shareholder approval is obtained.

Alternatives Considered

In deciding upon the Exchange Program, the Compensation Committee and the Board also considered the following alternatives to the Exchange Program:

1.	Increase Cash Compensation. To replace the incentives provided previously under the 2003 Plan, we considered whether we could increase base and bonus compensation. However, significant increases in base and bonus compensation would increase our compensation expenses substantially more than the expected compensation expense increase from the Exchange Program and reduce our cash flow from operations, which could adversely affect our business and operating results.

2.	Grant Additional Equity Awards. We also considered special grants of additional stock options at current market prices or another form of equity award such as restricted stock. However, these additional grants would substantially increase the potential dilution to our shareholders.

The Compensation Committee and the Board determined that a program under which Eligible Employees could exchange stock options with higher exercise prices for a lesser number of stock options with lower exercise prices was the most attractive alternative because of the comparable increased expense of these alternatives and the reasons set forth in the Overview above.

Effect on Shareholders

We are unable to predict the precise impact of the Exchange Program on our shareholders because we are unable to predict how many or which Eligible Employees will exchange their Eligible Options and the closing stock price of our common stock on the date the Exchange Program closes is unknown. However, we do not expect to incur incremental compensation expense from the Exchange Program. This expectation is based on assuming a closing stock price on the date the Exchange Program closes of $3.00.

Based on the assumptions described above, including an assumed $10.05 Threshold Price and a minimum $3.00 exercise price for the Replacement Options, if all Eligible Options are exchanged, options to purchase approximately 475 thousand shares will be surrendered, cancelled and returned to the pool of authorized and unissued eligible shares under the 2003 Plan, while Replacement Options covering approximately 187 thousand shares will be granted. Following the exchange program, if all Eligible Options are exchanged, we will have approximately 980 thousand options outstanding under the 2003 Plan, with a weighted average exercise price of $11.76. As of March 25, 2009, the total number of shares of our common stock outstanding was 9,392,156.

Summary of the 2003 Plan

The following paragraphs provide a summary of the principal features of the 2003 Plan. The summary is qualified in its entirety by reference to the complete text of the 2003 Plan which is attached as Annex A hereto. The 2003 Plan, as amended by this proposal, will differ from the current 2003 Plan only in that the Board will be permitted to implement a one-time exchange program pursuant to which certain options will be exchanged for newly granted options with lower exercise prices.

Introduction. The 2003 Plan will terminate when there are no remaining shares available for awards. The maximum number of shares of common stock that may be delivered in satisfaction of awards under the 2003 Plan will be the sum of 1,150,000 plus the number of shares of common stock underlying awards granted under our 1993 Equity Incentive Plan that are forfeited on or after the effective date of the 2003 Plan.

The maximum aggregate number of incentive stock options that may be granted under the 2003 Plan is 1,450,000. The maximum number of shares of common stock for which stock options may be granted to any person in any calendar year and the maximum number of shares of common stock subject to stock appreciation rights, or “SARs”, granted to any person in any calendar year will each be 300,000. The maximum benefit that will be paid to any person under other awards in any calendar year will be, to the extent paid in shares, 300,000 shares, and, to the extent paid in cash, $300,000. The maximum aggregate number of shares of common stock for which awards of restricted and unrestricted stock may be granted under the 2003 Plan will be 100,000 shares of common stock excluding, however, any shares of unrestricted stock that may be required to be delivered by us to the Company’s former president and chief executive officer pursuant to a letter agreement dated February 7, 2003.

In the event of a stock dividend, stock split or other change in our capital structure, the Administrator will make appropriate adjustments to the limits described above and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards, any exercise prices relating to awards and any other provisions of awards affected by the change. The Administrator may also make similar adjustments to take into account other distributions to stockholders or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the 2003 Plan and to preserve the value of awards.

Administration. The Compensation Committee or the Board of Directors administers the 2003 Plan. The term “Administrator” is used in this proxy statement to refer to the Committee or any other person the Board of Directors may charge with administering the 2003 Plan. The Administrator has full authority to determine who will receive awards and to determine the types of awards to be granted as well as the amounts, terms, and conditions of any awards. Awards may be in the form of options, SARs, restricted or unrestricted stock, deferred stock or performance awards. The Administrator has the right to determine any questions that may arise regarding the interpretation and application of the provisions of the 2003 Plan and to make, administer, and interpret such rules and regulations as it deems necessary or advisable. Determinations of the Administrator made under the 2003 Plan are conclusive and bind all parties.

Eligibility. Participation is limited to those key employees and directors, as well as consultants and advisors, who in the Administrator’s opinion are in a position to make a significant contribution to the success of the Company and its affiliated corporations and who are selected by the Administrator to receive an award. The group of persons from which the Administrator will select participants consists of approximately 70 individuals.

Stock Options. The Administrator may from time to time award options to any participant subject to the limitations described above. Stock options give the holder the right to purchase shares of common stock of the Company within a specified period of time at a specified price. Two types of stock options may be granted under the 2003 Plan: incentive stock options, or “ISOs”, which are subject to special tax treatment as described below, and nonstatutory options, or “NSOs”. Eligibility for ISOs is limited to employees of the Company and its subsidiaries.

The exercise price of an ISO cannot be less than the fair market value of the common stock at the time of grant. In addition, the expiration date of an ISO cannot be more than ten years after the date of the original grant. In the case of NSOs, the exercise price and the expiration date are determined in the discretion of the Administrator. The Administrator also determines all other terms and conditions related to the exercise of an option, including the consideration to be paid, if any, for the grant of the option, the time at which options may be exercised and conditions related to the exercise of options.

The closing price of the Company’s Common Stock as reported on the NASDAQ Global Market on April 8, 2009 was $3.13 per share.

Stock Appreciation Rights. The Administrator may grant SARs under the 2003 Plan. A SAR entitles the holder upon exercise to receive an amount in cash or common stock or a combination thereof (as determined by the Administrator) computed by reference to appreciation in the value of a share of common stock.

Stock Awards; Deferred Stock. The 2003 Plan provides for awards of nontransferable shares of restricted common stock, as well as unrestricted shares of common stock. Awards of restricted stock and unrestricted stock may be made in exchange for past services or other lawful consideration. Generally, awards of restricted stock are subject to the requirement that the shares be forfeited or resold to the Company unless specified conditions are met. Subject to these restrictions, conditions and forfeiture provisions, any recipient of an award of restricted stock will have all the rights of a stockholder of the Company, including the right to vote the shares and to receive dividends. Other awards under the 2003 Plan may also be settled with restricted stock. The 2003 Plan also provides for deferred grants (“deferred stock”) entitling the recipient to receive shares of common stock in the future on such conditions as the Administrator may specify.

Performance Awards. The Administrator may also make awards subject to the satisfaction of specified performance criteria. Performance awards may consist of common stock or cash or a combination of the two. The performance criteria used in connection with a particular performance award will be determined by the Administrator. In the case of performance awards intended to qualify for exemption under Section 162(m) of the Internal Revenue Code, the Administrator will use objectively determinable measures of performance in accordance with Section 162(m) that are based on any or any combination of the following (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or any combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow;

stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. The Administrator will determine whether the performance targets or goals that have been chosen for a particular performance award have been met.

General Provisions Applicable to All Awards. Neither ISOs nor, except as the Administrator otherwise expressly provides, other awards may be transferred other than by will or by the laws of descent and distribution. During a recipient’s lifetime an ISO and, except as the Administrator may provide, other non-transferable awards requiring exercise may be exercised only by the recipient. Shares delivered under the 2003 Plan may consist of either authorized but unissued or treasury shares. The number of shares delivered upon exercise of a stock option is determined net of any shares transferred by the optionee to the Company (including through the holding back of shares that would otherwise have been deliverable upon exercise) in payment of the exercise price or tax withholding.

Mergers and Similar Transactions. In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all of the Company’s stock by a person or entity or by a group of persons or entities acting together, or in the event of a sale of substantially all of the Company’s assets or a dissolution or liquidation of the Company, the following rules will apply except as otherwise provided in an award:

•

If there is no assumption or substitution of stock options, existing stock options will become fully exercisable prior to the completion of the transaction on a basis that gives the holder of the stock option a reasonable opportunity to exercise the stock option and participate in the transaction as a stockholder.

•	Existing stock options, unless assumed, will terminate upon completion of the transaction.

•

Awards of deferred stock will be accelerated by the Administrator so that the stock is delivered prior to the completion of the transaction on a basis that gives the holder of the award a reasonable opportunity following issuance of the stock to participate as a stockholder in the transaction.

•

If there is a surviving or acquiring entity, the Administrator may arrange to have that entity (or an affiliate) assume outstanding awards or grant substitute awards. In the case of shares of restricted stock, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of those shares in connection with the transaction be placed in escrow or otherwise made subject to restrictions determined by the Administrator.

Amendment. The Administrator may at any time or times further amend the 2003 Plan or any outstanding award for any purpose which may at the time be permitted by law, and may at any time terminate the 2003 Plan as to any future grants of awards. The Administrator may not, however, alter the terms of an award so as to affect adversely the participant’s rights under the award without the participant’s consent, unless the Administrator expressly reserved the right to do so at the time of the award.

New Plan Benefits. The following table sets forth the total number of Eligible Options that would be tendered and the number of Replacement Options that would be issued if the Exchange Program were approved, assuming that each of the following persons and groups exchanged all of their Eligible Options. Note that the Company’s directors and Chief Executive Officer will not be eligible to participate in the Option Exchange.

Option and Award Recipient	Eligible Options	Replacement Options
Thomas P. Kealy	44,000	17,600
James M. Griffin	44,000	17,600
John J. McCaffrey	35,000	14,000

All Executive Officers (excluding Paul van der Wansem)	123,000	49,200
Non-Executive Director Group	—	—
Non-Executive Employee Group	355,100	142,040

The total number of employees eligible to participate under the 2003 Plan is approximately 70. We expect that the number of employees eligible to participate in the Exchange Program if the amendment to the 2003 Plan is approved will be 70.

Text of Amendment to 2003 Plan

In order to permit us to implement the Exchange Program in compliance with the 2003 Plan, the Board approved an amendment to the 2003 Plan, subject to shareholder approval. We are seeking shareholder approval to amend the 2003 Plan to allow for the Exchange Program. The amendment would add a new Section 6(a)(8) to the 2003 Plan, which new section will read as follows:

Notwithstanding any other provision of the Plan to the contrary, upon approval of the Company’s shareholders, the Administrator may provide for, and the Company may implement, an option exchange offer, pursuant to which certain outstanding Stock Options could, at the election of the Participant holding such Stock Option, be tendered to the Company for cancellation in exchange for the issuance of a lesser amount of Stock Options with a lower exercise price, provided that such option exchange offer is commenced within twelve months of the date of such shareholder approval.

Required Votes

This proposal to amend the 2003 Plan to implement the Exchange Program will be approved by the Company’s shareholders if the votes cast in favor of this proposal exceed the votes cast against the proposal. If the Company’s shareholders do not approve this proposal, the Exchange Program will not be implemented.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE

SHAREHOLDERS VOTE FOR THE ABOVE PROPOSAL

Beneficial Ownership of Shares

The following table sets forth certain information regarding beneficial ownership as of March 25, 2009 of the Company’s Common Stock (i) by each person known by the Company to own beneficially more than 5% of the Company’s Common Stock, (ii) by each of the Company’s directors, (iii) by each executive officer of the Company listed above in the Summary Compensation Table and (iv) by all directors and executive officers of the Company as a group. Unless otherwise noted below, the address of each person is 23 Esquire Road, North Billerica, MA 01862.

	Common Stock Beneficially Owned (1)
Directors and Executive Officers	Number of Shares (4)	Percent of Class
Paul J. van der Wansem (2)	1,720,400	18.10%
Joseph F. Wrinn (3)	27,297	*
John E. Beard (3)(5)	39,848	*
G. Mead Wyman (3)	16,585	*
J. Samuel Parkhill (3)	20,085	*
Thomas P. Kealy (3)	43,905	*
James M. Griffin (3)	36,500	*
John J. McCaffrey (3)	14,750	*
All directors and executive officers as a group (8 persons) (4)	1,919,370	18.41%

5% Beneficial Owners
Special Situations Fund III QP, L.P. (6) 527 Madison Avenue, Suite 2600 New York, New York 10022	1,240,982	13.21%

T. Rowe Price Associates, Inc. (7) 100 E. Pratt Street Baltimore, MD 21202	926,200	9.86%

NB Holdings Corporation (8) 100 North Tyron Street, Floor 25 Bank of America Corporate Center Charlotte, NC 28255	763,085	8.13%

Royce & Associates (9) 1414 Avenue of the Americas New York, NY 10019	673,085	7.17%

*	Less than one percent
(1)	Except as otherwise noted, each person or entity named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him or it.
(2)	Includes: (i) 71,000 shares of Common Stock held by trusts, of which Mr. van der Wansem is a trustee, for the benefit of certain members of Mr. van der Wansem’s family (Mr. van der Wansem disclaims beneficial ownership in the shares held in these trusts); (ii) 225,000 shares held in a family limited partnership, in which Mr. van der Wansem is a general partner and a limited partner; (iii) 75,000 shares held by Mrs. van der Wansem, of which Mr. van der Wansem disclaims beneficial ownership; and (iv) 114,000 shares represented by options exercisable by Mr. van der Wansem within 60 days of March 25, 2009.
(3)	Includes 14,585 shares for Mr. Wrinn, 16,640 shares for Mr. Beard, 12,662 shares for Mr. Wyman, 16,585 shares for Mr. Parkhill, 27,375 shares for Mr. Kealy, 33,500 shares for Mr. Griffin, and 8,750 shares for Mr. McCaffrey of common stock subject to options exercisable within 60 days of March 25, 2009.
(4)	Includes 244,097 shares represented by options, which are exercisable within 60 days of March 28, 2008.

(5)	Mr. Beard is the direct owner of 13,208 shares and indirectly owns and shares the power to vote or dispose of 5,000 shares as the co-trustee of shares held in a family partnership of which Mr. van der Wansem is general partner.
(6)	This information is based on a Schedule 13G filed with the SEC on December 10, 2008. Austin Marxe and David Greenhouse are the controlling principals of AMW Investment Company, Inc., (“AMW”), the general partner of Special Situations Fund III QP, L.P., (“SSFQP”). AMW serves as the investment adviser to SSFPQ. The principal business of each fund is to invest in equity and equity-related securities and other securities of any kind or nature. Messrs. Marxe and Greenhouse beneficially own a total of 1,240,937 shares of Common Stock. This amount includes 1,240,937 shares of Common Stock owned by SSFPQ. Messrs. Marxe and Greenhouse have shared voting power covering 1,240,937 shares of the Company’s Common Stock and shared dispositive power covering 1,240,937 shares of the Company’s Common Stock.
(7)	This information is based on a Schedule 13G filed with the SEC on February 13, 2009. T. Rowe Price Associates, Inc. has sole voting power covering 157,900 shares of the Company’s Common Stock and sole dispositive power covering 926,200 shares of the Company’s Common Stock. T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power covering 760,000 shares of the Company’s Common Stock.
(8)	This information is based on a Schedule 13G filed with the SEC on February 13, 2008. Bank of America Corporation has shared voting power covering 540,195 of the Company’s Common Stock, and shared dispositive power covering 763,886 shares of the Company’s Common Stock. NB Holdings Corporation has shared voting power covering 540,195 of the Company’s Common Stock, and shared dispositive power covering 763,886 shares of the Company’s Common Stock. Bank of America, National Association has shared voting power covering 539,795 shares of the Company’s Common Stock and shared dispositive power covering 763,486 shares of the Company’s Common Stock. Columbia Management Group, LLC has shared voting power covering 524,175 shares of the Company’s Common Stock and shared dispositive power covering 763,486 shares of the Company’s Common Stock. Columbia Management Advisors, LLC has sole voting power covering 524,175 shares of the Company’s Common Stock, sole dispositive power covering 760,674 shares of the Company’s Common Stock, and shared dispositive power covering 2,812 shares of the Company’s Common Stock.
(9)	This information is based on a Schedule 13G filed with the SEC on January 23, 2009. Royce & Associates, has sole voting power and dispositive power over 673,085 shares of the Company’s Common Stock.

ADDITIONAL INFORMATION

Principal Accounting Fees and Services

The Board, upon the recommendation of the Audit Committee, selected KPMG, LLP (“KPMG”) on June 9, 2008 as the independent auditor of the Company for the year ended December 31, 2008, as disclosed on our Form 8-K filing on June 10, 2008. On June 9, 2008 the Board, upon the recommendation of the Audit Committee accepted the resignation of Vitale, Caturano & Company Ltd. as the Company’s independent auditor.

The following table describes the fees that KPMG and Vitale, Caturano & Company Ltd. (“VCC”) billed to the Company for the years ended December 31, 2008 and December 31, 2007.

	Audit Fees (1)	Audit- Related Fees		Tax Fees (2)	Other Fees		Total Fees
2008 KPMG	$528,202	$		$44,800	$		$573,002
2007 VCC	$384,092		$—	$—		$2,800	$386,892

(1)	Services provided relating to the audit of the Company’s consolidated financial statements and internal control over financial reporting.
(2)	Services provided to file federal and state tax returns and related matters.

The Audit Committee pre-approves the amount and scope of all services provided by KPMG. The Audit Committee approved 100% of the services listed in the table above.

Audit Matters

KPMG has audited the consolidated financial statements of the Company for the year ended December 31, 2008. A representative of KPMG is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions from stockholders.

VCC’s reports on the Company’s financial statements for fiscal years 2006 and 2007 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty. During fiscal years 2006 and 2007 through March 17, 2008, there were no disagreements with VCC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to VCC’s satisfaction, would have caused VCC to make reference to the subject matter of the disagreement in connection with its audit reports.

There were no “reportable events” (as that term is described in Item 304(a)(1)(v) of Regulation S-K) during the fiscal years 2008, 2007, except for material weaknesses in internal controls over financial reporting, “related to the Company having an insufficient number of accounting personnel with an appropriate level of accounting knowledge and experience to prepare its financial in a timely and accurate manner, and the Company’s review of intercompany account reconciliations and of intercompany inventory receipts and coding of related invoices to the appropriate intercompany payable accounts was ineffective.” These items were reported in “Item 9A. Controls and Procedures,” of the Company’s Annual Report on Form 10-K for fiscal 2008.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the Company’s audited consolidated balance sheets as of December 31, 2008 and December 31, 2007 and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, with the Company’s management. The Audit Committee has discussed with KPMG the Company’s independent accountants for the year ending December 31, 2008, and with Vitale, Caturano & Company Ltd (VCC) the Company’s independent accountants for the years ending December 31, 2007 and 2006 the matters required to be discussed by Statement of Auditing Standards No. 61 (concerning the accounting methods used in the financial statements).

The Audit Committee has also reviewed with KPMG independence as required by the Public Company Accounting Oversight Board concerning the matters that may affect the accountant’s independence and has discussed with KPMG its independence. The Audit Committee received from KPMG the written disclosures and letter required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with KPMG the matters disclosed in this letter and their independence.

Based on the foregoing review and discussion, the Audit Committee recommended to the Board that the audited financial statements be included in the Company Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission

The Audit Committee has also reviewed with VCC Independence Standards Board No.1 concerning the matters that may affect the accountant’s independence and has discussed with VCC its independence. The Audit Committee has also received from VCC the written disclosures required by Independence Standards Board Standard No. 1. Based on the foregoing review and discussion, the Audit Committee recommended to the Board that the audited financial statements be included in the Company Annual Report on Form 10-K for the years ended December 31, 2007 and 2008, for filing with the Securities and Exchange Commission.

Audit Committee

G. Mead Wyman, Chairman

Joseph F. Wrinn

J. Samuel Parkhill

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, officers and any persons holding more than ten percent of the Company’s Common Stock to file with the Securities and Exchange Commission reports regarding their holdings of and transactions in the Common Stock of the Company. The Company believes that, during 2008, its directors and officers satisfied all of these filing requirements for 2008 in a timely manner.

In making these statements, the Company has relied on the written representations of its directors and officers and copies of the reports that they have filed with the Commission and the Company.

Stockholder Proposals

Proposals to be included in the proxy statement. Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2010 Annual Meeting of Stockholders, the proposal must be received by us, attention: Chairman of the Board, at our principal executive offices by December 23, 2009.

Other proposals (not to be included in the proxy statement). Under our by-laws a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. Among other requirements, these procedures require any nomination or proposed item of business to be submitted in writing to our Chairman of the Board at our principal executive offices. Assuming our 2010 Annual Meeting of Stockholders is not more than 30 days before or 30 days after May 15, 2010, if you wish to bring business before the 2010 Annual Meeting, you must give us written notice no earlier than March 2, 2010 and no later than April 1, 2010.

However, if the date of the 2010 Annual Meeting is not within 30 days before or after May 15, 2010, notice by the stockholder must be received no later than ninety days prior to the 2010 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2010 Annual Meeting is given or made.

Householding of Proxy Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or annual report may have been sent to multiple stockholders in your household. The proxy is also posted on the company’s website www.btu.com under Investors tab. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or telephone number: BTU International Inc., 23 Esquire Road, North Billerica, Massachusetts, Attention: Tom Kealy, (978) 667-4111. If you would like to receive separate copies of a proxy statement or an annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

Other Business

The Board knows of no other business that will come before the meeting, except as described in the accompanying Notice of Annual Meeting of Stockholders. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

Proxy Solicitation Process

We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Meeting. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers or employees of BTU telephonically, electronically or by other means of communication and by The Altman Group, which we have hired to assist in the solicitation and distribution of proxies. Our directors, officers and employees will receive no additional compensation for any such solicitation, and The Altman Group will receive a fee of $9,500 for its services. We will reimburse brokers and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

APPENDIX A

BTU INTERNATIONAL, INC.

2003 EQUITY INCENTIVE PLAN

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the capitalized terms used in the Plan and sets forth certain operational rules related to those terms.

2. PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based and other incentive Awards.

3.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator will exercise its discretion consistent with qualifying the Award for that exception. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. The maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan will be the sum of (i) 1,150,000 and (ii) that number of shares of Stock underlying awards granted pursuant to the Company’s 1993 Equity Incentive Plan that are forfeited or cancelled in whole or in part on or after the date of stockholder approval of this Plan; provided, however, that in no event shall the aggregate number of shares of Stock for which Awards of ISOs may be granted under the Plan exceed 1,450,000.

(b) Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

(c) Section 162(m) Limits and Other Limits. The maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year and the maximum number of shares of Stock subject to SARs granted to any person in any calendar year will each be 300,000. The maximum benefit that may be paid to any person under other Awards in any calendar year will be, to the extent paid in shares, 300,000 shares, and, to the extent paid in cash, $300,000. The foregoing provisions will be construed to be consistent with Section 162(m) of the Code.

The maximum aggregate number of shares of Stock for which Awards of Restricted and Unrestricted Stock may be granted under the Plan will be 100,000 shares of Stock, provided that the foregoing limitation excludes any shares of Unrestricted Stock that may be required to be delivered by the Company to its former president and chief executive officer pursuant to Section 4(c)(i)(B) of that certain Letter Agreement dated February 7, 2003.

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates.

Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6.	RULES APPLICABLE TO AWARDS

(a)	ALL AWARDS

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein.

(2) Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides, other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime, ISOs (and, except as the Administrator otherwise expressly provides, other non-transferable Awards requiring exercise) may be exercised only by the Participant.

(3) Vesting, Etc. The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, immediately upon the cessation of the Participant’s Employment an Award requiring exercise will cease to be exercisable and will terminate, and all other Awards to the extent not already vested will be forfeited, except that:

(A) subject to (B) and (C) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferee, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(3), and will thereupon terminate;

(B) all Stock Options and SARs held by a Participant or the Participant’s permitted transferee, if any, immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(3), and will thereupon terminate; and

(C) all Stock Options and SARs held by a Participant or the Participant’s permitted transferee, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if the Administrator in its sole discretion determines that such cessation of Employment has resulted for reasons which cast such discredit on the Participant as to justify immediate termination of the Award.

(4) Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

(5) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award.

(6) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

(7) Section 162(m). This Section 6(a)(7) applies to any Performance Award intended to qualify as performance-based for the purposes of Section 162(m) other than a Stock Option or SAR with an exercise price at least equal to the fair market value of the underlying Stock on the date of grant. In the case of any Performance Award to which this Section 6(a)(7) applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. With respect to such Performance Awards, the Administrator will preestablish, in writing, one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). The Performance Criteria so established shall serve as a condition to the grant, vesting or payment of the Performance Award, as determined by the Administrator. Prior to grant, vesting or payment of the Performance Award, as the case may be, the Administrator will certify whether the Performance Criteria have been attained and such determination will be final and conclusive. If the Performance Criteria with respect to the Award are not attained, no other Award will be provided in substitution of the Performance Award. No Performance Award to which this Section 6(a)(7) applies may be granted after the first meeting of the stockholders of the Company held in 2008 until the Performance Criteria (as originally approved or as subsequently amended) have been resubmitted to and reapproved by the stockholders of the Company in accordance with the requirements of Section 162(m) of the Code, unless such grant is made contingent upon such approval.

Text of Amendment to 2003 Plan

Notwithstanding any other provision of the Plan to the contrary, upon approval of the Company’s shareholders, the Administrator may provide for, and the Company may implement, an option exchange offer, pursuant to which certain outstanding Stock Options could, at the election of the Participant holding such Stock Option, be tendered to the Company for cancellation in exchange for the issuance of a lesser amount of Stock Options with a lower exercise price, provided that such option exchange offer is commenced within twelve months of the date of such shareholder approval.

(b)	AWARDS REQUIRING EXERCISE

(1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Exercise Price. The Administrator will determine the exercise price, if any, of each Award requiring exercise. Unless the Administrator determines otherwise, and in all events in the case of a Stock Option (other than a Performance Award subject to Section 6(a)(7)) intended to qualify as an ISO or as performance-based for purposes of Section 162(m), the exercise price of an Award requiring exercise will not be less than the fair market value of the Stock subject to the Award, determined as of the date of grant.

(3) Payment Of Exercise Price. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment, subject to the following: all payments will be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (a) through the delivery of shares of Stock that have been outstanding for at least six months (unless the Administrator approves a shorter period) and that have a fair market value equal to the exercise price, (b) through a broker-assisted exercise program acceptable to the Administrator, or (c) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (a) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4) ISOs. No ISO may be granted under the Plan after the ten year anniversary of the date of approval of the Plan by the Board, but ISOs previously granted may extend beyond that date.

(c)	AWARDS NOT REQUIRING EXERCISE

Awards of Restricted Stock and Unrestricted Stock may be made in exchange for past services or other lawful consideration.

7.	EFFECT OF CERTAIN TRANSACTIONS

(a)	MERGERS, ETC.

Except as otherwise provided in an Award, in the event of a Covered Transaction in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding

Awards, or for the grant of new awards in substitution therefor, by the acquiror or survivor or an affiliate of the acquiror or survivor, in each case on such terms and subject to such conditions as the Administrator determines. In the absence of such an assumption or if there is no substitution, except as otherwise provided in the Award, each Stock Option, SAR and other Award requiring exercise will become fully exercisable, and the delivery of shares of Stock issuable under each outstanding Award of Deferred Stock will be accelerated and such shares will be issued, prior to the Covered Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the issuance of the shares, as the case may be, to participate as a stockholder in the Covered Transaction, and the Award will terminate upon consummation of the Covered Transaction. In the case of Restricted Stock, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b)	CHANGES IN AND DISTRIBUTIONS WITH RESPECT TO THE STOCK

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the Plan under Section 4(a) and to the maximum share limits described in Section 4(c), and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. To the extent consistent with qualification of ISOs under Section 422 of the Code and with the performance-based compensation rules of Section 162(m), where applicable, the Administrator may also make adjustments of the type described in paragraph (1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to Award a person bonuses or other compensation in addition to Awards under the Plan.

EXHIBIT A

DEFINITION OF TERMS

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Board or, if one or more has been appointed, the Committee. The Board may also delegate to one or more officers of the Company the authority to grant rights or options to the extent permitted by Section 157(c) of the Delaware General Corporation Law. The Administrator may delegate ministerial tasks to such persons as it deems appropriate.

“Affiliate”: Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Deferred Stock.

(vi) Securities (other than Stock Options) that are convertible into or exchangeable for Stock on such terms and conditions as the Administrator determines.

(vii) Performance Awards.

(viii) Grants of cash made in connection with other Awards in order to help defray in whole or in part the cost (including tax cost) of the Award to the Participant.

“Board”: The Board of Directors of the Company.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Committee”: One or more committees of the Board.

“Company”: BTU International, Inc.

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Deferred Stock”: An unfunded and unsecured promise to deliver Stock or other securities in the future on specified terms.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive option unless, as of the date of grant, it is expressly designated as an ISO.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

“Performance Criteria”: Specified criteria the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion measure and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss.

“Plan”: The BTU International, Inc. 2003 Equity Incentive Plan as from time to time amended and in effect.

“Restricted Stock”: An Award of Stock for so long as the Stock remains subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Section 162(m)”: Section 162(m) of the Code.

“SARs”: Rights entitling the holder upon exercise to receive cash or Stock, as the Administrator determines, equal to a function (determined by the Administrator using such factors as it deems appropriate) of the amount by which the Stock has appreciated in value since the date of the Award.

“Stock”: Common Stock of the Company, par value $0.01 per share.

“Stock Options”: Options entitling the recipient to acquire shares of Stock upon payment of the exercise price.

“Unrestricted Stock”: An Award of Stock not subject to any restrictions under the Plan.

BTU International, Inc.

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

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000000000.000000 ext	000000000.000000 ext
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000000000.000000 ext	000000000.000000 ext

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

Ú   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  Ú

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2.

1. To elect the following (5) Directors.

+

	For	Withhold		For	Withhold		For	Withhold
01 - Paul J. van der Wansem	☐	☐	02 - G. Mead Wyman	☐	☐	03 - J. Samuel Parkhill	☐	☐

04 - John E. Beard	☐	☐	05 - Joseph F. Wrinn	☐	☐

	For	Against	Abstain
2. To act upon the proposal to amend the 2003 Equity Incentive Plan to Implement a Stock Option Exchange Program.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Proxy — BTU International, Inc.

ANNUAL MEETING

MAY 15, 2009

The undersigned hereby constitutes and appoints Paul J. van der Wansem and Thomas P. Kealy, or either of them with full power of substitution to each, proxies to vote and act at the Annual Meeting of Stockholders on May 15, 2009 at 10:00 a.m., and at any adjournments thereof, upon and with respect to the number of shares of Common Stock of the Company as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies, or their substitutes, to vote in such manner as they may determine on any matters which may come before the meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is acknowledged, and to vote on the following as specified by the undersigned. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Unless otherwise specified in the boxes provided on the reverse side hereof, the proxy will be voted IN FAVOR of all proposals and in the discretion of the named proxies as to any other matter that may come before this meeting or any adjournment thereof.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE